EXHIBIT 5


                     McGuire, Woods, Battle & Boothe, LLP
                             World Trade Center
                                 Suite 9000
                             101 West Main Street
                          Norfolk, Virginia 23510-1655


                                  June 12, 1998

Doughtie's Foods, Inc.
2410 Wesley Street
Portsmouth, Virginia  23707
Doughtie's Foods, Inc. (the "Company")

Ladies and Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the 1998 Doughtie's Foods, Inc. Stock Incentive Plan (the "Plan"). The Registration Statement covers 112,500 shares of the Company's Common Stock, par value $1.00, which have been reserved for issuance under the Plan.

         In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion.

         Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the 112,500 shares of the Company's Common Stock which are authorized for sale under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                       Sincerely,


                                       /s/ MCGUIRE, WOODS, BATTLE & BOOTHE, LLP